EXHIBIT 99.2

FOR IMMEDIATE RELEASE


                Innovo Group to Introduce New
                     "Indie" Denim Brand

LOS  ANGELES, June 14, 2004 -- Innovo Group Inc.  (NasdaqSC:
INNO) announced today that the design division of Joe's Jeans, Inc., Joe's Design House ("JDH"), has designed and developed a new denim line under the brand name IndieTM, which the Company will soon bring to market. IndieTM will initially include women's denim jeans and skirts, tops and jackets, with the collection first being offered to retailers for the fall/holiday season on a limited basis. A full launch to better department stores and specialty stores is scheduled for Spring 2005.

JDH, headed by Innovo's Design Coordinator and President of Joe's Jeans, Joe Dahan, has developed a collection of products which will combine European fabrics with JDH's style. The IndieTM collection will retail between $78 and $88, thus focusing on the consumer who is price conscience, but still demands quality and style.

Jay Furrow, Chief Executive Officer, stated, "Innovo is very capable at developing and marketing denim products, and with the creation of IndieTM we are capitalizing on our competitive advantages and core competencies in the high-end denim arena. As the Joe's Jeans(R) brand has grown over the years, we have established a design team that is highly qualified and talented. We have now pooled these resources under JDH in an effort to allow this talent to further strengthen our high-end denim platform."

Furrow went on to state, "We believe that the qualities which have resulted in the success of the Joe's Jeans(R) brand will be reflected in IndieTm, however, at a different price point. With Joe's Jeans(R) products currently experiencing double digit sell-throughs and with the brand maturing into an international lifestyle brand, we look forward to being able to further leverage our in-house denim design, production and marketing expertise."

Joe Dahan added, "IndieTM will be focused on a five-pocket denim collection featuring unique quality designs utilizing European fabrics with our own American style of finishing. At a lower price point, we believe we can reach a broader consumer market and showcase our capabilities to produce quality goods at any price."

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About Innovo Group Inc.
Innovo Group Inc., through its subsidiaries Innovo Inc., Innovo Azteca Apparel Inc. and Joe's Jeans, is a sales and marketing organization designing and selling craft, apparel and accessory products to the retail and premium markets. The Company's craft products include canvas and denim tote bags and aprons. The Company's accessory product line is comprised of such products as licensed and non-licensed backpacks, tote bags, waist packs and handbags. The Company's apparel products consist of knit shirts and women's high-end denim jeans and knit shirts featuring the Joe's brand. The Company also currently produces products under license agreements and other agreements for private label and branded apparel products. More information is available at the Company web site at www.innovogroup.com.


Statements in this news release which are not purely historical facts are forward-looking statements, including statements containing the words "believe," "estimate," "project," "expect" or similar expressions. These statements are made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended. All forward-looking statements are based upon information available to Innovo Group Inc. on the date of this release. Any forward-looking statement inherently involves risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of the Company's products in the marketplace, including demand for its products, successful implementation of its strategic plan, including its strategy to build brands, the ability to generate positive cash flow from operations and asset sales, whether the Company's investments in the quarter ended August 30, 2003, will result in tangible benefits to the Company and its stockholders, dependence upon third-party vendors, and other risks detailed in the company's periodic report filings with the Securities and Exchange Commission. There can be no assurance that any financial projections set forth in this release can be obtained. By making these forward-looking statements, the company undertakes no obligation to update these statements for revisions or changes after the date of this release. Readers are cautioned not to place undue reliance on forward-looking statements.

Contact:
Innovo Group Inc.
Marc Crossman
323-725-5572